Exhibit 99.5

Consent to be Named as a Director

February 5, 2021

Marpai, Inc.

5701 East Hillsborough Ave.
Suite 1417

Tampa, Florida 33610-5428

In connection with the filing by Marpai, Inc. (the “Company”) of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a member of the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Sincerely,

Damien Lamendola

/s/ Damien Lamendola